Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-197706, 333-62780, 333-63186, 333-130605, 333-153202, 333-153770, 333-169961 and 333-181150 on Form S-8 of Willis Group Holdings Public Limited Company of our reports dated August 14, 2015, relating to the financial statements and financial statement schedule of Towers Watson & Co. and the effectiveness of Towers Watson & Co.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Towers Watson & Co. for the year ended June 30, 2015.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

January 7, 2016